Exhibit 99.1
Pinnacle Foods Inc. Reports Q4 and Full Year 2016 Results
Provides Outlook for another Strong Year and Raises Guidance for 2017

Parsippany, NJ, February 23, 2017 - Pinnacle Foods Inc. (NYSE: PF) today reported its financial results for the fourth quarter and full year ended December 25, 2016 and raised its guidance for 2017. Diluted EPS for the full year of 2016 totaled $1.79, while Adjusted diluted EPS1 for 2016 totaled $2.15.

Full Year 2016 Highlights

•	Grew net sales 17.8%, driven by the Boulder Brands acquisition and continued strong growth of the Frozen segment - particularly the Birds Eye franchise.

•	Expanded gross margin by 140 basis points versus year-ago and Adjusted gross margin by 120 basis points.

•	Closed and fully integrated the Boulder Brands acquisition and significantly over-delivered the earnings contribution anticipated at the time of the transaction.

•	Achieved productivity savings of 4.0% of cost of goods sold and Boulder acquisition synergies of $15 million.

•	Drove Adjusted diluted EPS in excess of initial guidance and at the top of the Company’s recently increased guidance range of $2.14 to $2.15.

•	Generated free cash flow[2] of $387 million and improved total net leverage ratio[3] to 4.19x at year-end.

•
Significantly outpaced retail category performance for the fifth consecutive year, growing composite market share for the Company’s legacy retail businesses (i.e., excluding the Boulder Brands acquisition) by 0.7 points to 19.8%.

Commenting on the results, Pinnacle Foods Chief Executive Officer Mark Clouse stated, “We are pleased with our strong finish to 2016, as effective investment in the fourth quarter behind our key franchises, particularly Birds Eye, drove significant retail consumption growth and meaningful market share expansion for the Company. For the full year, solid top-line performance, coupled with gross margin expansion, continued tight management of overhead expenses and the benefit of acquisition synergies, enabled us to finish 2016 ahead of our long-term growth algorithm and at the top of our recently increased guidance range. Looking ahead, we are highly confident in our outlook for 2017, due to strong underlying momentum in the business, our very robust innovation and margin agenda and the benefit of our recent refinancing.”

1 Adjusted Diluted EPS is a non-GAAP financial measure. See Discussion of Non-GAAP financial measures in this release.
2 Free Cash Flow is defined as Net Cash Provided by Operating Activities less Capital Expenditures.
3 As defined in the Company’s credit facilities.

Full Year Fiscal 2016 Results
Consolidated net sales for the year increased 17.8% to $3.13 billion, compared to net sales of $2.66 billion in fiscal 2015. This growth was almost entirely driven by a 17.7% benefit of the Boulder Brands acquisition as well as higher net price realization of 0.2%, partially offset by unfavorable foreign currency translation of 0.1%.

Gross profit for the year increased 23.7% to $916.1 million, or 29.3% of net sales, compared to gross profit of $740.5 million, or 27.9% of net sales, in the year-ago period. This performance largely reflected growth from the base business, fueled by strong productivity and higher net price realization, along with the benefit of the Boulder Brands acquisition and the favorable impact versus year-ago of items affecting comparability. Partially offsetting these positive drivers were input cost inflation, investment in enhanced Birds Eye packaging and unfavorable foreign currency translation. Excluding items affecting comparability, gross profit advanced 22.8% to $921.1 million and, as a percentage of net sales, gross profit margin expanded by 120 basis points to 29.4%.

Earnings before interest and taxes (EBIT) increased 12.9% to $479.6 million for the year, compared to $424.7 million in 2015, reflecting the growth in gross profit, partially offset by the higher selling, general and administrative expenses associated with the Boulder Brands acquisition and the unfavorable impact versus year-ago of items affecting comparability. Excluding items affecting comparability, EBIT increased 21.6% to $538.6 million.

Adjusted EBITDA grew 21.2% to $644.4 million in 2016, compared to $531.6 million in 2015. Adjusted EBITDA is a Non-GAAP measure defined below under “Non-GAAP Financial Measures,” and is reconciled to net earnings in the tables that accompany this release.

Net interest expense for the year increased to $139.1 million, compared to $88.3 million in 2015, largely driven by additional debt issued to finance the Boulder Brands acquisition and, to a lesser extent, the impacts of the rising interest rate environment on the Company’s floating rate debt and the previously-communicated 25-basis-point interest rate step-up on pre-Boulder term loans following the acquisition.

The effective tax rate (ETR) for the year was 38.0%, compared to 36.8% in the year-ago period, largely reflecting the higher tax structure of Boulder Brands and related items affecting comparability. Excluding these items, the ETR for the year was 36.6%, even with the prior year.

Net earnings for the year decreased to $211.1 million, or $1.79 per diluted share, compared to $212.5 million, or $1.81 per diluted share, in 2015. Excluding items affecting comparability, net earnings advanced 12.8% to $253.7 million, compared to net earnings of $224.9 million in the year-ago period, while Adjusted diluted earnings per share increased 12.0% to $2.15, compared to $1.92 in 2015.

Net cash provided by operating activities totaled $488 million in 2016 versus $373 million in 2015, reflecting the growth in net earnings and a significant reduction in working capital.

Full Year Segment Results
Earlier this month, Pinnacle announced that it had realigned its segment reporting, following the completion of the integration of the Boulder Brands acquisition. The four new segments, which mirror the manner in which the businesses are managed, are Frozen, Grocery, Boulder and Specialty. The Boulder Brands acquisition added the Udi's, Glutino, Smart Balance, Earth Balance and EVOL brands to the Company's portfolio, as well as complementary foodservice, private label and Canadian businesses. The new segment structure aligns each of these businesses with related Pinnacle businesses into four new reportable segments.

In connection with the announcement, the Company provided historical results under the new structure for full year fiscal 2014, quarterly and full year fiscal 2015 and the first three quarters of fiscal 2016, and this press release provides results for the fourth quarter and full year fiscal 2016. The historical information, and details regarding the composition of each segment, was filed in a Current Report on Form 8-K with the SEC on February 10, 2017 and is available on the Company’s website.

Frozen
Net sales for the Frozen segment advanced 5.6% to $1,304.8 million in 2016, compared to $1,236.0 million in 2015. This growth reflected the benefits of higher volume/mix of 2.9%, increased net price realization of 0.8% and a 2.1% benefit from the Boulder Brands acquisition, partially offset by unfavorable foreign currency translation of 0.2%.

The Birds Eye franchise and, to a lesser extent, Hungry-Man drove the performance of the segment, fueled by both core business strength and successful innovation that were supported by double-digit growth in retail distribution for the year. New varieties behind the Birds Eye Flavor Full, Birds Eye Protein Blends and Birds Eye Disney-themed platforms, along with the new Birds Eye Veggie Made Rice and Birds Eye Signature Skillet Meals platforms, helped to drive an 8% increase in net sales for the Birds Eye franchise in 2016.

Hungry-Man strength was driven by the expansion of the Hungry-Man Selects line, with the introduction of 10 new varieties during the year. Partially offsetting the growth of Birds Eye and Hungry-Man were lower sales of the seafood business, Aunt Jemima breakfast products and Lender’s bagels.

EBIT for the Frozen segment increased 10.2% to $240.9 million in 2016, compared to $218.5 million in 2015, reflecting the benefits of the net sales growth and strong productivity, partially offset by input cost inflation, investment behind the conversion to new Birds Eye Steamfresh stand-up packaging and the unfavorable impact versus year-ago of items affecting comparability. Excluding items affecting comparability, EBIT advanced 12.3% to $246.4 million.

Grocery
Net sales for the Grocery segment increased 6.3% to $1,089.3 million in 2016, compared to $1,024.3 million in 2015. This performance reflected a 9.7% benefit from the Boulder Brands acquisition, partially offset by lower volume/mix of 3.3% and lower net price realization of 0.1%.

The addition of the Smart Balance brand to the portfolio and the continued strength of Armour canned meat, were partially offset by lower sales of Duncan Hines baking products and Wish-Bone salad dressings, the latter of which improved in the second half of the year following the launch of the Wish-Bone E.V.O.O. and Wish-Bone Ristorante Italiano innovation platforms. Vlasic pickles and Mrs. Butterworth’s syrup also posted modest year-over-year declines.

EBIT for the Grocery segment advanced approximately 12.8% to $229.2 million in 2016, compared to $203.1 million in 2015, reflecting the benefits of the net sales growth, strong productivity, favorable margin mix resulting from the inclusion of the Smart Balance brand and the favorable impact versus year-ago of items affecting comparability. Partially offsetting these positive drivers was input cost inflation. Excluding items affecting comparability, EBIT increased 12.1% to $236.1 million.

Boulder
Net sales for the Boulder segment increased to $364.7 million in 2016, compared to $41.5 million in 2015, due to the benefit of the Boulder Brands acquisition and double-digit growth of the gardein brand.

EBIT for the Boulder segment was $9.1 million in 2016, compared to an EBIT loss of $5.5 million in 2015, reflecting the benefit of the Boulder Brands acquisition in January 2016, partially offset by items affecting comparability largely related to acquisition integration in both years. Excluding items affecting comparability, EBIT totaled $46.5 million in 2016, versus $2.7 million in 2015.

Specialty
Net sales for the Specialty segment increased 4.3% to $369.2 million in 2016, compared to $354.1 million in 2015, driven by a 9.1% benefit from the Boulder Brands acquisition, partially offset by lower volume/mix of 4.2% and reduced net price realization of 0.6%.

The addition of the Boulder Brands private label and foodservice businesses into the segment, along with growth of gardein private label and foodservice, more than offset the decline of private label canned meat, which was pressured during the year from a heightened competitive bidding environment for the USDA stew business.

EBIT for the Specialty segment decreased approximately 6.1% to $32.3 million in 2016, compared to $34.4 million in 2015, reflecting the increased net sales from the Boulder Brands acquisition, more than offset by lower margins in the Company’s legacy Specialty business and the unfavorable impact versus year-ago of items affecting comparability. Excluding items affecting comparability, EBIT of $34.6 million was essentially even with year ago.

Fourth Quarter Results
Net sales in the fourth quarter of 2016 increased 18.8% to $858.5 million, compared to net sales of $722.5 million in the year-ago period. This growth reflected a 17.3% benefit from the Boulder Brands acquisition and higher volume/mix of 2.0%, partially offset by a 0.5% decline in net price realization.

Gross profit in the fourth quarter of 2016 increased 20.1% to $267.6 million, or 31.2% of net sales, compared to gross profit of $222.8 million, or 30.8% of net sales, in the year-ago period. This performance primarily reflected the benefits of the Boulder Brands acquisition, strong productivity and the favorable impact versus year-ago of items affecting comparability. Partially offsetting these positive factors were input cost inflation and unfavorable mix, largely due to exceptionally strong growth of lower-margin core frozen vegetable items during the key Holiday period. Excluding items affecting comparability, gross profit advanced 19.5% to $267.7 million and, as a percentage of net sales, gross profit margin expanded by approximately 20 basis points to 31.2%.

EBIT in the fourth quarter of 2016 increased 16.6% to $173.3 million, compared to $148.6 million in the fourth quarter of 2015. This performance reflected the growth in gross profit, partially offset by higher selling, general and administrative expenses associated with the Boulder Brands acquisition, including the unfavorable impact versus year-ago of items affecting comparability. Excluding items affecting comparability, EBIT in the fourth quarter advanced 19.6% to $182.5 million, compared to $152.6 million in 2015.

Net interest expense for the quarter totaled $35.6 million, versus $22.4 million in the year-ago period, largely reflecting the additional debt issued to finance the Boulder Brands acquisition and, to a lesser extent, the 25-basis-point interest rate step-up in early 2016 on pre-Boulder term loans. The ETR for the quarter was 36.0%, compared to 37.3% in the year-ago period, largely reflecting an increased benefit in 2016 from the Domestic Production Activities Deduction. Excluding items affecting comparability, the ETR for the quarter was 36.3%, compared to 36.6% in the year-ago period.

Net earnings in the fourth quarter increased 11.3% to $88.1 million, compared to net earnings of $79.2 million in the year-ago period, while diluted earnings per share advanced 10.4% to $0.74, compared to $0.67 in the fourth quarter of 2015. Excluding items affecting comparability, net earnings for the fourth quarter increased 13.3% to $93.5 million, compared to net earnings of $82.5 million in the year-ago period, while Adjusted diluted earnings per share advanced 12.9% to $0.79, compared to $0.70 in the fourth quarter of 2015.
Net cash provided by operating activities totaled $248 million in the fourth quarter of 2016, compared to $162 million in the year-ago period, reflecting the growth in net earnings and a significant reduction in working capital.

Fourth Quarter Segment Results

Frozen
Net sales for the Frozen segment advanced 7.8% to $371.1 million in the fourth quarter of 2016, compared to $344.2 million in the year-ago period. This growth reflected higher volume/mix of 6.3% and a 2.0% benefit from the Boulder Brands acquisition, partially offset by lower net price realization of 0.5%.

The strong growth in the Frozen segment was again fueled by the Birds Eye franchise, primarily driven by the core vegetable business, as well as continued benefits of innovation and distribution expansion across the franchise. Also posting growth in the fourth quarter was the Company’s business in Canada, driven by the inclusion of the acquired Canadian operations of Boulder Brands and growth of gardein, as well as higher sales of Hungry Man frozen entrees.

EBIT for the Frozen segment increased approximately 12.8% to $89.6 million in the fourth quarter of 2016, compared to $79.4 million in the fourth quarter of 2015. This performance reflected the higher net sales, strong productivity and the favorable impact versus year-ago of items affecting comparability, partially offset by input cost inflation and incremental trade investment during the highly-promotional Holiday period. Excluding items affecting comparability, EBIT advanced 11.9% to $88.2 million.

Grocery
Net sales for the Grocery segment increased 7.1% to $298.4 million in the fourth quarter of 2016, compared to $278.5 million in the year-ago period. This performance reflected a 9.7% benefit from the Boulder Brands acquisition, partially offset by lower volume/mix of 2.3% and lower net price realization of 0.3%.

Performance in the quarter reflected the addition of the Smart Balance brand, continued strength of Armour canned meat and growth of Log Cabin syrup. These growth drivers were partially offset by lower sales of Duncan Hines baking products and Nalley’s chili.

EBIT for the Grocery segment advanced approximately 19.5% to $80.4 million in the fourth quarter of 2016, compared to $67.3 million in the year-ago period, driven by the addition of Smart Balance, strong productivity and the favorable impact versus year-ago of items affecting comparability, partially offset by input cost inflation. Excluding items affecting comparability, EBIT increased 16.6% to $79.1 million.

Boulder
Net sales for the Boulder segment increased to $97.4 million in the fourth quarter of 2016, compared to $11.8 million in the year-ago period. This performance reflected the impact of the Boulder Brands acquisition and higher volume/mix of 21.5% for the gardein brand.

EBIT for the Boulder segment was $0.8 million in the fourth quarter of 2016, compared to a loss of $1.2 million in the year-ago period, largely reflecting the impact of items affecting comparability related to acquisition integration in both years. Excluding items affecting comparability, EBIT totaled $12.7 million in the quarter, compared to $1.2 million in the year-ago period.

Specialty
Net sales for the Specialty segment increased 4.1% to $91.5 million in the fourth quarter of 2016, compared to $88.0 million in the fourth quarter of 2015, driven by a 9.6% benefit from the Boulder Brands acquisition, partially offset by lower volume/mix of 4.0% and lower net price realization of 1.5%. During the quarter, the Specialty segment continued to be pressured by lower sales of private label canned meat, due to a heightened competitive bidding environment for the USDA stew business.

EBIT for the Specialty segment decreased approximately 4.1% to $9.9 million in the fourth quarter of 2016, compared to $10.3 million in the fourth quarter of 2015, primarily reflecting the growth in net sales, more than offset by the unfavorable impact versus year-ago of items affecting comparability. Excluding items affecting comparability, EBIT decreased 2.1% to $10.0 million.

Outlook for 2017
Forecasted Adjusted diluted EPS metrics provided below are non-GAAP measures. The Company does not provide guidance for the most directly comparable GAAP measure, diluted EPS, and we similarly cannot provide a reconciliation between our forecasted Adjusted diluted EPS and diluted EPS metrics without unreasonable effort due to the unavailability of reliable estimates for certain items, such as non-cash gains or losses resulting from mark-to-market adjustments of hedging activities and foreign currency impacts. These items are not within our control and may vary greatly between periods and could significantly impact future financial results.

The Company raised its guidance for Adjusted diluted EPS for 2017 to a range of $2.55 to $2.60, including the benefit of approximately $0.05 resulting from the impact to the Company’s ETR from the adoption of the new accounting standard for stock-based compensation. This outlook represents growth versus year-ago of 20% at the midpoint and includes the following assumptions:

•
The impact of the later Easter in 2017 is expected to shift approximately 2% of net sales and approximately $0.01 of Adjusted diluted EPS from the first quarter to the second quarter. The Frozen segment and, to a lesser extent, the Grocery segment are expected to be most affected by this shift, due to the seasonal nature of those portfolios.

•	Three extra weeks of Boulder Brands ownership added $22 million in net sales across the four segments and about $0.01 in Adjusted diluted EPS in the month of January.

•
The benefit of the 53rd week to the entire Company, including Boulder Brands, is expected to add approximately 1% to net sales and $0.03 to Adjusted diluted EPS for the year. This impact will benefit the fourth quarter.

•	Input cost inflation for the year is estimated in the range of 2.5% to 3.0%.

•
Productivity for the year is estimated in the range of 3.5% to 4.0% of cost of products sold, excluding Boulder Brands acquisition synergies of approximately $15 million that will benefit both gross margin and SG&A overhead costs.

•
Net interest expense, excluding items affecting comparability, is currently forecasted to decline to approximately $123 million, pending the Company’s final review of non-cash deferred financing charges associated with its recent term loan refinancing. This forecast reflects the benefits of the refinancing and related subsequent termination of the Company’s interest rate swap contracts with new ones at favorable rates.

•
The ETR for the year, including the expected benefit from the new accounting standard for stock-based compensation, is estimated at approximately 35.0%, with minimal impact expected in the first quarter and a meaningful benefit expected in the second quarter, due to the first-ever vesting of awards in the Company’s long-term equity incentive plan established following the IPO.

•	The weighted average diluted share count for the year is expected to approach 120 million shares, with the second half of the year higher than the first half.

•	Capital expenditures for the full year are expected to be in the range of $120 million to $130 million.

Non-GAAP Financial Measures
Pinnacle uses the following non-GAAP financial measures as defined by the Securities and Exchange Commission in its financial communications. These non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to, the GAAP measures and may not be comparable to similarly named measures used by other companies.

•	Adjusted gross profit

•	Adjusted gross profit as a % of sales (Adjusted gross profit margin)

•	Adjusted EBITDA

•	Adjusted Earnings before Interest and Taxes (Adjusted EBIT)

•	Adjusted interest expense, net

•	Adjusted net earnings

•	Adjusted diluted earnings per share

•	Adjusted effective income tax rate

Adjusted Gross Profit
Pinnacle defines Adjusted gross profit as gross profit before accelerated depreciation related to restructuring activities, certain non-cash items, acquisition, merger and other restructuring charges and other adjustments. The Company believes that the presentation of Adjusted gross profit is useful to investors in the evaluation of the operating performance of companies in similar industries. The Company believes this measure is useful to investors because it increases transparency and assists investors in understanding the underlying performance of the Company and in the analysis of ongoing operating trends. In addition, Adjusted gross profit is one of the components used to evaluate the performance of Company’s management. Such targets include, but are not limited to, measurement of sales efficiency, productivity measures and recognition of acquisition synergies.

Adjusted EBITDA
Pinnacle defines Adjusted EBITDA as earnings before interest expense, taxes, depreciation and amortization (“EBITDA”), further adjusted to exclude certain non-cash items, non-recurring items and certain other adjustment items permitted in calculating Covenant Compliance EBITDA under the Senior Secured Credit Facility and the indentures governing the Senior Notes. Adjusted EBITDA does not include adjustments for equity-based compensation and certain other adjustments related to acquisitions, both of which are permitted in calculating Covenant Compliance EBITDA.

Management uses Adjusted EBITDA as a key metric in the evaluation of underlying Company performance, in making financial, operating and planning decisions and, in part, in the determination of cash bonuses for its executive officers and employees. The Company believes this measure is useful to investors because it increases transparency and assists investors in understanding the underlying performance of the Company and in the analysis of ongoing operating trends. Additionally, Pinnacle believes the presentation of Adjusted EBITDA provides investors with useful information, as it is an important component in measuring covenant compliance in accordance with the financial covenants and determining our ability to service debt and meet any payment obligations. In addition, Pinnacle believes that Adjusted EBITDA is frequently used by analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. The Company has historically reported Adjusted EBITDA to analysts and investors and believes that its continued inclusion provides consistency in financial reporting and enables analysts and investors to perform meaningful comparisons of past, present and future operating results. Adjusted EBITDA should not be considered as an alternative to operating or net earnings (loss), determined in accordance with GAAP, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

EBITDA and Adjusted EBITDA do not represent net earnings or (loss) or cash flow from operations as those terms are defined by Generally Accepted Accounting Principles (“GAAP”) and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definitions of Adjusted EBITDA in the Senior Secured Credit Facility and the indentures allow Pinnacle to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net earnings or loss. However, these are expenses that may recur, vary greatly and are difficult to predict. While EBITDA and Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Adjusted Earnings before Interest and Taxes (Adjusted EBIT)
Adjusted Earnings before Interest and Taxes is provided because Pinnacle believes it is useful information in understanding our EBIT results by improving the comparability of year-to-year results. Additionally, Adjusted EBIT provides transparent and useful information to management, investors, analysts and other parties in evaluating and assessing the Company and its segments, primary operating results from period to period after removing the impact of unusual, non-operational or restructuring-related activities that affect comparability. Adjusted EBIT is one of the measures management uses for planning and budgeting, monitoring and evaluating financial and operating results and in the analysis of ongoing operating trends.

Adjusted Interest Expense, Net
Adjusted interest expense, net is provided to assist the reader by eliminating charges which result from refinancing activities or unusual transactions. Management believes that the Adjusted interest expense measure is useful information to investors in order to demonstrate a measure of interest expense that is associated with the ordinary course of business operations and that it is more comparable to interest expense in prior periods. Pinnacle uses Adjusted interest expense to conduct and evaluate its business in order to evaluate the effectiveness of the corporation’s financing strategies and to analyze trends in interest expense, absent the effect of unusual transactions.

Adjusted net earnings, Adjusted effective income tax rate and Adjusted diluted earnings per share
Adjusted net earnings, Adjusted effective income tax rate and the related Adjusted diluted earnings per share metrics are provided to present the reader with the after-tax impact of Adjusted EBIT and Adjusted interest expense, net in order to improve the comparability and understanding of the related GAAP measures. Adjusted net earnings, Adjusted effective tax rate and Adjusted diluted earnings per share provide transparent and useful information to management, investors, analysts and other parties in evaluating and assessing our primary operating results from period to period after removing the impact of unusual, non-operational or restructuring-related activities that affect comparability. Adjusted net earnings, Adjusted effective income tax rate and Adjusted diluted earnings per share are measures used by management for planning and budgeting, monitoring and evaluating financial and operating results.

Conference Call Information
The Company will also host a conference call on Thursday, February 23, 2017 at 7:00AM (ET) to discuss the results with members of the investment community. Investors and analysts may access the call by dialing (866) 814-1918 within the United States or Canada and (703) 639-1362 internationally and referencing the conference call name:  Pinnacle Foods Q4 Earnings Call.  A replay of the call will be available, beginning February 23, 2017 at 10:00 AM (ET) until March 9, 2017, by dialing (855) 859-2056 or (404) 537-3406 and referencing access code 38500246. Access to a live audio webcast and replay of the event will be available in the Investor Center section of the Company's corporate website, www.pinnaclefoods.com.

Pinnacle Foods Contact
Maria Sceppaguercio
Sr. Vice President, Investor Relations
973-541-8629

About Pinnacle Foods Inc.
Pinnacle Foods Inc. (NYSE: PF) is a leading manufacturer, marketer and distributor of high-quality branded food products with a mission of unleashing brand potential.  With annual sales in excess of $3 billion, our portfolio includes well-known brands competing in frozen, refrigerated and shelf-stable formats, such as Birds Eye, Birds Eye Voila!, Duncan Hines, Earth Balance, EVOL, gardein, Glutino, Hungry-Man, Log Cabin, Udi’s,  Vlasic, and Wish-Bone, along with many others.  The company is headquartered in Parsippany, NJ and has nearly 5,000 employees across the U.S. and Canada.  For more information, please visit www.pinnaclefoods.com.

Forward-Looking Statements
This release may contain statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." The words "estimates," "expects," "contemplates," "anticipates," "projects," "plans," "intends," "believes," "forecasts," "may," "should," and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are made based on management's current expectations and beliefs concerning future events and various assumptions and are not guarantees of future performance. Actual results may differ materially as a result of various factors, some of which are beyond our control, including but not limited to: general economic and business conditions, deterioration of the credit and capital markets, industry trends, our leverage and changes in our leverage, interest rate changes, changes in our ownership structure, competition, the loss of any of our major customers or suppliers, changes in demand for our products, changes in distribution channels or competitive conditions in the markets where we operate, costs of integrating acquisitions, loss of our intellectual property rights, fluctuations in price and supply of raw materials, seasonality, our reliance on co-packers to meet our manufacturing needs, availability of qualified personnel, changes in the cost of compliance with laws and regulations, including environmental laws and regulations, and the other risks and uncertainties detailed in our filings, including our Form 10-K, with the Securities and Exchange Commission. There may be other factors that may cause our actual results to differ materially from the forward-looking statements.  We assume no obligation to update the information contained in this announcement except as required by applicable law.

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(thousands, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	December 25, 2016	December 27, 2015	December 25, 2016	December 27, 2015
Net sales	$858,481	$722,478	$3,127,938	$2,655,792
Cost of products sold	590,870	499,653	2,211,864	1,915,286
Gross profit	267,611	222,825	916,074	740,506

Marketing and selling expenses	44,447	39,840	218,260	176,702
Administrative expenses	37,026	25,086	163,056	107,004
Research and development expenses	4,266	3,104	18,113	12,992
Tradename impairment charges	—	—	11,200	—
Other expense (income), net	8,562	6,170	25,800	19,106
	94,301	74,200	436,429	315,804
Earnings before interest and taxes	173,310	148,625	479,645	424,702
Interest expense	35,642	22,383	139,243	88,513
Interest income	14	26	145	198
Earnings before income taxes	137,682	126,268	340,547	336,387
Provision for income taxes	49,538	47,073	129,430	123,879
Net earnings	$88,144	$79,195	$211,117	$212,508

Net earnings per share:
Basic	$0.75	$0.68	$1.81	$1.83
Weighted average shares outstanding- basic	117,489	116,105	116,872	116,032
Diluted	$0.74	$0.67	$1.79	$1.81
Weighted average shares outstanding- diluted	118,874	117,503	118,161	117,323
Dividends declared	$0.285	$0.255	$1.08	$0.98

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(thousands, except share and per share amounts)

	December 25, 2016	December 27, 2015
Current assets:
Cash and cash equivalents	$353,076	$180,549
Accounts receivable, net of allowances of $12,335 and $7,902, respectively	289,582	219,736
Inventories	445,491	403,101
Other current assets	10,687	13,677
Deferred tax assets	51,679	40,571
Total current assets	1,150,515	857,634
Plant assets, net of accumulated depreciation of $491,397 and $408,294, respectively	723,345	631,109
Tradenames	2,529,558	2,001,048
Other assets, net	173,071	120,364
Goodwill	2,163,156	1,714,008
Total assets	$6,739,645	$5,324,163

Current liabilities:
Short-term borrowings	$2,389	$2,225
Current portion of long-term obligations	23,801	14,847
Accounts payable	292,478	211,039
Accrued trade marketing expense	51,054	46,228
Accrued liabilities	166,741	100,510
Dividends payable	35,233	30,798
Total current liabilities	571,696	405,647
Long-term debt	3,140,496	2,257,012
Pension and other postretirement benefits	56,323	63,454
Other long-term liabilities	47,529	54,506
Deferred tax liabilities	974,659	738,015
Total liabilities	4,790,703	3,518,634
Commitments and contingencies
Shareholders' equity:
Pinnacle preferred stock: $.01 per share, 50,000,000 shares authorized, none issued	—	—
Pinnacle common stock: par value $.01 per share, 500,000,000 shares authorized; issued 119,127,269 and 117,619,695, respectively	1,191	1,176
Additional paid-in-capital	1,429,447	1,378,521
Retained earnings	601,049	517,330
Accumulated other comprehensive loss	(51,569)	(59,388)
Capital stock in treasury, at cost, 1,000,000 common shares	(32,110)	(32,110)
Total Pinnacle Foods Inc. and Subsidiaries shareholders' equity	1,948,008	1,805,529
Noncontrolling interest	934	—
Total Equity	1,948,942	1,805,529
Total liabilities and shareholders' equity	$6,739,645	$5,324,163

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(thousands)

	Fiscal Year Ended
	December 25, 2016	December 27, 2015
Cash flows from operating activities
Net earnings	$211,117	$212,508
Non-cash charges (credits) to net earnings
Depreciation and amortization	105,772	89,660
Tradename impairment charge	11,200	—
Charges resulting from the wind down of Boulder Brands United Kingdom operations	4,265	—
Amortization of debt acquisition costs and discounts	9,554	6,353
Refinancing costs and write off of debt issuance costs	600	—
Change in value of financial instruments	(12,511)	(1,942)
Equity based compensation expense	14,016	15,122
Pension expense, net of contributions	(37)	(4,700)
Other long-term liabilities	(3,007)	4,506
Other long-term assets	(283)	—
Foreign exchange (gains) losses	(486)	4,731
Excess tax benefits on equity-based compensation	(11,577)	(1,442)
Deferred income taxes	48,182	115,584
Changes in working capital
Accounts receivable	(29,417)	(30,882)
Inventories	23,530	(49,210)
Accrued trade marketing expense	4,771	10,534
Accounts payable	61,016	15,050
Accrued liabilities	36,443	(6,609)
Other current assets	14,356	(6,352)
Net cash provided by operating activities	487,504	372,911
Cash flows from investing activities
Business acquisition activity	(985,365)	1,102
Capital expenditures	(101,050)	(108,477)
Proceeds from sale of plant assets	—	1,618
Net cash used in investing activities	(1,086,415)	(105,757)
Cash flows from financing activities
Net proceeds from issuance of common stock	26,436	1,231
Dividends paid	(122,850)	(111,758)
Proceeds from bank term loans	547,250	—
Proceeds from notes offerings	350,000	—
Repayments of long-term obligations	(13,741)	(8,870)
Proceeds from short-term borrowings	4,452	4,261
Repayments of short-term borrowings	(4,259)	(4,480)
Repayment of capital lease obligations	(3,950)	(3,585)
Excess tax benefits on stock-based compensation	11,577	1,442
Taxes paid related to net share settlement of equity awards	(1,087)	(2,401)
Debt acquisition costs	(22,564)	—
Net cash provided by (used in) by financing activities	771,264	(124,160)
Effect of exchange rate changes on cash	174	(922)
Net change in cash and cash equivalents	172,527	142,072
Cash and cash equivalents - beginning of period	180,549	38,477
Cash and cash equivalents - end of period	$353,076	$180,549

Supplemental disclosures of cash flow information:
Interest paid	$109,029	$78,926
Interest received	145	198
Income taxes paid	31,645	18,885
Non-cash investing and financing activities:
New capital leases	18,014	—
Dividends payable	35,233	30,798
Accrued additions to plant assets	27,183	23,878

Pinnacle Foods Inc.
Reconciliation of Non-GAAP measures (Unaudited)
Adjusted gross profit and Adjusted gross profit as a % of sales (1)
(thousands)

	Three months ended		Fiscal Year
	December 25, 2016	December 27, 2015	December 25, 2016	December 27, 2015
Gross profit (as reported)	$267,611	$222,825	$916,074	$740,506
Accelerated depreciation expense (2)	—	—	—	1,131
Non-cash items
Unrealized (gains)/losses resulting from hedging (3)	(3,294)	(1,765)	(12,511)	(1,983)
Purchase accounting adjustments (4)	—	—	10,382	—
Non-cash compensation charges (5)	—	—	—	954
Acquisition, merger and other restructuring charges
Acquisition or other non recurring expenses	—	—	—	130
Restructuring and integration costs (6)	3,410	2,450	7,121	8,625
Employee severance and recruiting	—	462	—	462
Adjusted gross profit	$267,727	$223,972	$921,066	$749,825
Adjusted gross profit as a % of sales
Adjusted gross profit	$267,727	$223,972	$921,066	$749,825
Net sales	$858,481	$722,478	$3,127,938	$2,655,792

Adjusted gross profit as a % of sales	31.2%	31.0%	29.4%	28.2%

(1)	Excludes Boulder, Wish-Bone and Gardein anticipated synergies which are included in calculating Covenant compliance.

(2)	Reflects accelerated depreciation related to in-sourcing of Wish-Bone production.

(3)	Represents non-cash gains resulting from mark-to-market obligations under derivative contracts.

(4)	Represents expense related to the write-up to fair value of inventories acquired as a result of the Boulder Brands acquisition.

(5)	Represents non-cash employee incentives and retention charges resulting from the termination of the Hillshire merger agreement.

(6)
For fiscal 2016, primarily represents integration costs of the Garden Protein and Boulder Brands acquisitions. For fiscal 2015, primarily represents integration costs of the Garden Protein and Wish-Bone acquisitions.

Pinnacle Foods Inc.
Reconciliation of Non-GAAP measures (Unaudited)
Adjusted net earnings & Adjusted EPS (1)
(thousands, except per share amounts)

	Three months ended		Fiscal Year
	December 25, 2016	December 27, 2015	December 25, 2016	December 27, 2015
Net earnings (as reported)	$88,144	$79,195	$211,117	$212,508
Accelerated depreciation expense (2)	—	—	—	1,131
Non-cash items
Unrealized (gains)/losses resulting from hedging (3)	(3,294)	(1,765)	(12,511)	(1,983)
Purchase accounting adjustments (4)	—	—	10,382	—
Tradename impairment charges (5)	—	—	11,200	—
Non-cash compensation charges (6)	—	—	—	1,567
Intra entity foreign exchange (gains)/losses (7)	541	1,051	(486)	4,731
Wind down of Boulder Brands UK operations (8)	4,265	—	4,265	—
Acquisition, merger and other restructuring charges
Acquisition or other non-recurring expenses (9)	—	1,605	6,781	2,735
Restructuring and integration costs (10)	7,405	2,622	39,079	9,504
Employee severance (11)	240	464	240	687
Interest expense (12)	—	—	600	—
Tax Impact of Adjustments to Adjusted net earnings (13)	(3,784)	(640)	(16,990)	(5,937)
Adjusted net earnings	$93,517	$82,532	$253,677	$224,943
Adjusted earnings per share
Adjusted net earnings	$93,517	$82,532	$253,677	$224,943
Diluted weighted average outstanding shares	118,874	117,503	118,161	117,323
Adjusted diluted earnings per share	$0.79	$0.70	$2.15	$1.92

Diluted earnings per share (as reported)	$0.74	$0.67	$1.79	$1.81
Accelerated depreciation expense (2)	—	—	—	0.01
Non-cash items
Unrealized (gains)/losses resulting from hedging (3)	(0.03)	(0.02)	(0.11)	(0.02)
Purchase accounting adjustments (4)	—	—	0.09	—
Tradename impairment charges (5)	—	—	0.09	—
Non-cash compensation charges (6)	—	—	—	0.01
Intra entity foreign exchange (gains)/losses (7)	—	0.01	—	0.04
Wind down of Boulder Brands UK operations (8)	0.04	—	0.04	—
Acquisition, merger and other restructuring charges
Acquisition or other non-recurring expenses (8)	—	0.01	0.06	0.02
Restructuring and integration costs (9)	0.06	0.02	0.33	0.08
Employee severance (10)	—	—	—	0.01
Interest expense (11)	—	—	0.01	—
Tax Impact of Adjustments to Adjusted net earnings (12)	(0.03)	(0.01)	(0.14)	(0.05)
Adjusted diluted earnings per share	$0.79	$0.70	$2.15	$1.92

(1)	Excludes Boulder, Wish-Bone and Gardein anticipated synergies which are included in calculating Covenant compliance.

(2)	Reflects accelerated depreciation related to in-sourcing of Wish-Bone production.

(3)	Represents non-cash gains resulting from mark-to-market obligations under derivative contracts.

(4)	For fiscal 2016, represents expense related to the write-up to fair value of inventories acquired as a result of the Boulder Brands acquisition.

(5)	Represents tradename impairment on Celeste ($7.3 million), Aunt Jemima ($3.0 million) and Snyder of Berlin ($0.9 million).

(6)	Represents non-cash employee incentives and retention charges resulting from the termination of the Hillshire merger agreement.

(7)	Represents foreign exchange (gains) losses resulting from intra-entity loans that are anticipated to be settled in the foreseeable future.

(8)	Represents charges related to the voluntary wind down of the Boulder Brands private label gluten free bakery operation which is based in the United Kingdom.

(9)
For the year ended December 25, 2016, represents Boulder Brands acquisition costs. For three months and year ended December 27, 2015, represents Boulder Brands acquisition costs and expenses related to the secondary offerings of common stock.

(10)
For three months and year ended December 25, 2016, primarily represents restructuring charges and integration costs of the Boulder Brands and Garden Protein acquisitions. For three months and year ended December 27, 2015, primarily represents integration costs of the Garden Protein and Wish-Bone acquisitions.

(11)	Represents severance costs not related to business acquisitions paid, or to be paid, to terminated employees.

(12)	Represents charges associated with the July 2016 Boulder Brands term loan repricing.

(13)	See Adjusted effective income tax rate reconciliation for further details.

Pinnacle Foods Inc.
Reconciliation of Non-GAAP measures (Unaudited)
Adjusted EBIT & Adjusted EBITDA (1)
(thousands)

	Three months ended		Fiscal Year
	December 25, 2016	December 27, 2015	December 25, 2016	December 27, 2015
Net earnings (as reported)	$88,144	$79,195	$211,117	$212,508
Interest expense, net	35,628	22,357	139,098	88,315
Provision for income taxes	49,538	47,073	129,430	123,879
Earnings before interest and taxes (as reported)	173,310	148,625	479,645	424,702
Accelerated depreciation expense (2)	—	—	—	1,131
Non-cash items
Unrealized (gains)/losses resulting from hedging (3)	(3,294)	(1,765)	(12,511)	(1,983)
Purchase accounting adjustments (4)	—	—	10,382	—
Tradename impairment charges (5)	—	—	11,200	—
Non-cash compensation charges (6)	—	—	—	1,567
Intra entity foreign exchange (gains)/losses (7)	541	1,051	(486)	4,731
Wind down of Boulder Brands UK operations (8)	4,265	—	4,265	—
Acquisition, merger and other restructuring charges
Acquisition or other non recurring expenses (9)	—	1,605	6,781	2,735
Restructuring and integration costs (10)	7,405	2,622	39,079	9,504
Employee severance (11)	240	464	240	687
Adjusted EBIT	$182,467	$152,602	$538,595	$443,074
Depreciation	22,723	18,844	88,807	74,975
Amortization	4,300	3,396	16,965	13,554
Adjusted EBITDA	$209,490	$174,842	$644,367	$531,603

(1)	Excludes Boulder, Wish-Bone and Gardein anticipated synergies which are included in calculating Covenant compliance.

(2)	Reflects accelerated depreciation related to in-sourcing of Wish-Bone production.

(3)	Represents non-cash gains resulting from mark-to-market obligations under derivative contracts.

(4)	For fiscal 2016, represents expense related to the write-up to fair value of inventories acquired as a result of the Boulder Brands acquisition.

(5)	Represents tradename impairment on Celeste ($7.3 million), Aunt Jemima ($3.0 million) and Snyder of Berlin ($0.9 million).

(6)	Represents non-cash employee incentives and retention charges resulting from the termination of the Hillshire merger agreement.

(7)	Represents foreign exchange (gains) losses resulting from intra-entity loans that are anticipated to be settled in the foreseeable future.

(8)	Represents charges related to the voluntary wind down of the Boulder Brands private label gluten free bakery operation which is based in the United Kingdom.

(9)
For the year ended December 25, 2016, represents Boulder Brands acquisition costs. For three months and year ended December 27, 2015, represents Boulder Brands acquisition costs and expenses related to the secondary offerings of common stock.

(10)
For three months and year ended December 25, 2016, primarily represents restructuring charges and integration costs of the Boulder Brands and Garden Protein acquisitions. For three months and year ended December 27, 2015, primarily represents integration costs of the Garden Protein and Wish-Bone acquisitions.

(11)	Represents severance costs not related to business acquisitions paid, or to be paid, to terminated employees.

Pinnacle Foods Inc.
Reconciliation of Non-GAAP measures (Unaudited)
Adjusted effective income tax rate

	Three months ended		Fiscal Year
	December 25, 2016	December 27, 2015	December 25, 2016	December 27, 2015
Effective income tax rate (as reported)	36.0%	37.3%	38.0%	36.8%
Acquisition or other non recurring expenses (1)	(0.3)%	(0.5)%	(0.3)%	(0.2)%
Restructuring and integration costs (2)	(0.3)%	—%	(0.3)%	—%
Valuation allowance on foreign tax credit due to acquisition (3)	—%	—%	(0.2)%	—%
Increase in deferred tax liability due to acquisition (4)	0.3%	—%	(1.0)%	—%
Other	0.6%	(0.2)%	0.4%	—%
Adjusted effective income tax rate	36.3%	36.6%	36.6%	36.6%

(1)
For the three and twelve months ended December 25, 2016 and December 27, 2015, represents the effective tax rate impact of non-deductible Boulder Brands acquisition costs. For the twelve months ended December 27, 2015, also represents the impact of non-deductible costs related to our secondary offering of common stock.

(2)	For the three and twelve months ended December 25, 2016, represents the effective tax rate impact of non-deductible severance costs in connection with the integration of Boulder Brands.

(3)	For the twelve months ended December 25, 2016, represents the effective tax rate impact of a valuation allowance on our foreign tax credit.

(4)	For the three and twelve months ended December 25, 2016, represents the effective tax rate impact of a change in our state deferred income tax liability.

Pinnacle Foods Inc. Reconciliation of Non-GAAP measures (Unaudited) Adjusted Segment amounts (thousands)

	Three months ended		Fiscal Year
	December 25, 2016	December 27, 2015	December 25, 2016	December 27, 2015
Net sales - Reported
Frozen	$371,103	$344,195	$1,304,791	$1,235,951
Grocery	298,407	278,534	1,089,270	1,024,269
Boulder	97,428	11,775	364,716	41,494
Specialty	91,543	87,974	369,161	354,078
Total	$858,481	$722,478	$3,127,938	$2,655,792

Earnings before interest & taxes - Reported
Frozen	$89,626	$79,427	$240,919	$218,536
Grocery	80,439	67,316	229,155	203,146
Boulder	846	(1,231)	9,096	(5,498)
Specialty	9,853	10,275	32,263	34,369
Unallocated corporate expenses	(7,454)	(7,162)	(31,788)	(25,851)
Total	$173,310	$148,625	$479,645	$424,702

Adjustments (Non GAAP - See separate table)
Frozen	$(1,476)	$(665)	$5,454	$894
Grocery	(1,324)	537	6,907	7,467
Boulder	11,837	2,477	37,439	8,181
Specialty	120	(85)	2,369	117
Unallocated corporate expenses	—	1,713	6,781	1,713
Total	$9,157	$3,977	$58,950	$18,372

Earnings before interest & taxes - Adjusted (Non GAAP - See separate discussion and tables)
Frozen	$88,150	$78,762	$246,373	$219,430
Grocery	79,115	67,853	236,062	210,613
Boulder	12,683	1,246	46,535	2,683
Specialty	9,973	10,190	34,632	34,486
Unallocated corporate expenses	(7,454)	(5,449)	(25,007)	(24,138)
Total	$182,467	$152,602	$538,595	$443,074

Pinnacle Foods Inc.
Reconciliation from Reported to Adjusted Segment Amounts
Supplemental Schedule of Adjustments Detail
For the three months and fiscal years ended December 25, 2016 and December 27, 2015
(millions)

	Adjustments to Earnings Before Interest and Taxes
	Three Months Ended		Fiscal Year Ended
	December 25, 2016	December 27, 2015	December 25, 2016	December 27, 2015
Frozen
Restructuring and acquisition integration charges	$—	$—	$0.5	$—
Employee severance	0.1	0.2	0.1	0.4
Unrealized mark-to-market (gain)/loss	(1.6)	(0.9)	(5.8)	(0.6)
Hillshire merger termination-related employee compensation expense	—	—	—	0.8
Write-up to fair market value of inventories acquired	—	—	0.3	—
Tradename impairment charges	—		10.3	—
Other	—	—	0.1	0.3
Total Frozen	$(1.5)	$(0.7)	$5.5	$0.9

Grocery
Restructuring and acquisition integration charges	$—	$1.1	$8.6	$7.3
Employee severance	0.1	0.2	0.1	0.3
Unrealized mark-to-market (gain)/loss	(1.4)	(0.8)	(5.5)	(1.3)
Hillshire merger termination-related employee compensation expense	—	—	—	0.8
Write-up to fair market value of inventories acquired	—	—	3.5	—
Other	—	—	0.2	0.4
Total Grocery	$(1.3)	$0.5	$6.9	$7.5

Boulder
Restructuring and acquisition integration charges	$7.6	$2.5	$27.4	$8.2
Wind down of Boulder Brands UK operations	4.3	—	4.3	—
Unrealized mark-to-market (gain)/loss	(0.1)		(0.3)	—
Write-up to fair market value of inventories acquired	—	—	6.0	—
Total Boulder	$11.8	$2.5	$37.4	$8.2

Specialty
Restructuring and acquisition integration charges	$—	$—	$1.4	$—
Unrealized mark-to-market (gain)/loss	(0.2)	(0.1)	(0.8)	(0.1)
Hillshire merger termination-related employee compensation expense	—	—	—	0.1
Write-up to fair market value of inventories acquired	—	—	0.6	—
Tradename impairment charges	—	—	0.9	—
Other	0.3	—	0.3	0.1
Total Specialty	$0.1	$(0.1)	$2.4	$0.1

Unallocated Corporate Expenses
Boulder Brands Acquisition Charges	$—	$1.7	$6.8	$1.7
Total Unallocated Corporate Expenses	$—	$1.7	$6.8	$1.7